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                                                                    EXHIBIT 23.1
                                                                    ------------

                   CONSENT OF KEEFE, BRUYETTE & WOODS, INC.

     We hereby consent to the inclusion of our opinion letter dated November 30, 1998 to the Board of Directors of Evergreen Bancorp, Inc. ("Evergreen") as Annex IV to the Registration Statement on Form S-4 ("Registration Statement") of Banknorth Group, Inc. ("Banknorth") and to all references to our firm and such opinion in the Prospectus/Joint Proxy Statement included in such Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit and we disclaim that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


/s/ KEEFE, BRUYETTE & WOODS, INC.
New York, New York
November 30, 1998